Exhibit 99.1

Endeavor IP Wins Declaratory Judgment Removing All Financial Obligations Under Four Promissory Notes Totaling $1.9 Million Plus Accrued Interest

NEW YORK, November 3, 2015 - Endeavor IP, Inc. (OTCQB:ENIP) (“Endeavor” or the “Company”), an intellectual property services and patent licensing company, announced today that the Company has been awarded a declaratory judgment by the Supreme Court of the State of New York, County of Onondaga, against Bay Capital, A.G. (“Bay Capital”) and Knight Financial, Ltd. (“Knight Financial”). The declaratory judgment provides that the Company is no longer obligated under the following promissory notes: (i) promissory note dated March 23, 2012 made to Bay Capital in the amount of $100,000, (ii) promissory note dated June 10, 2012 made to Bay Capital in the amount of $100,000, (iii) promissory note dated July 26, 2012 made to Bay Capital in the amount of $200,000 and (iv) promissory note dated May 8, 2013 made to Knight Financial in the amount of $1,500,000. The declaratory judgment award is based on a declaratory judgment action filed by Endeavor on March 26, 2015.

“We are very pleased with this judgment, as it will allow us to remove $1.9 million of liabilities plus accrued interest from the Company’s balance sheet,” stated Franciscus Diaba, Chief Executive Officer of Endeavor.

About Endeavor IP, Inc.
Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property. Endeavor is based in New York, NY.
www.enip.com

Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
Crescendo Communications, LLC
Email: enip@crescendo-ir.com
Tel: (212) 671-1020